EXHIBIT 99.2

2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES INTENTION TO OFFER COMMON STOCK UNDER SHELF REGISTRATION STATEMENT

Houston, Texas - February 17, 2003...Southwestern Energy Company (NYSE: SWN) announced today that it intends to publicly offer and sell 5,500,000 newly issued shares of its common stock. Southwestern also expects to grant the underwriters of the offering an option to purchase up to 825,000 additional shares of common stock to cover over-allotments, if any. Proceeds from the offering will be used to accelerate the development drilling of the Company's Overton Field in East Texas.

The shares will be issued pursuant to a shelf registration statement that was previously filed and declared effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Southwestern common stock. An offering of shares of Southwestern common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley Executive Vice President and Chief Financial Officer (281) 618-4803	Brad D. Sylvester, CFA Manager, Investor Relations (281) 618-4897

# # #